EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1/A (No. 333-144721) Post-Effective Amendment #1 to Form SB-2 of our report dated March 26, 2008 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to going concern), relating to the consolidated financial statements of VeruTEK Technologies, Inc. and Subsidiaries as of and for the year ended December 31, 2007 and for the period from February 1, 2006 (inception) through December 31, 2006.

We further consent to the reference to our Firm under the caption “Experts” appearing in the Prospectus of such Registration Statement.

/s/ Carlin, Charron & Rosen, LLP

Glastonbury, Connecticut
April 2, 2008